Exhibit 3.2

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
of
SEMGROUP ENERGY PARTNERS G.P., L.L.C.

AMENDED AND RESTATED CERTIFICATE OF FORMATION, dated November 20, 2009 (as the same may be further amended, supplemented or otherwise modified and in effect from time to time, this “Certificate of Formation”), of SEMGROUP ENERGY PARTNERS G.P., L.L.C., a Delaware limited liability company (the “Company”), having its principal office at Two Warren Place, 6120 South Yale Avenue, Suite 500,Tulsa OK 74136.

This Certificate of Formation has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the Company, which was filed under the name of SemGroup Energy Partners G.P., L.L.C. on February 22, 2007, with the Secretary of State of the State of Delaware (the “Original Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

The Original Certificate is hereby amended and restated in its entirety, effective as of December 1, 2009, to read as follows:

1.           Name.  The name of the limited liability company is Blueknight Energy Partners G.P., L.L.C. (the “Company”).

2.           Registered Office and Registered Agent.  The address of the Company’s registered office and the name and address of its registered agent for service of process are as follows:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation to be effective as of December 1, 2009.

By: /s/ Alex G. Stallings______________
Name:           Alex G. Stallings
Title:           Authorized Person